EXHIBIT 16

Control, Restricted, or Shelf Registered Loan Application

Client Name:                            Account No.:
A. Bruce Addington                      1039-7500

Financial Consultant:                   Loan Amount:
Michael Raissis

Collateral


Name of Issuer's General Counsel:       Phone Number:
Michael Johnson                         606-329-2660

Are  shares  control  <square>,  restricted  144  <square>, restricted  145
<square>, or shelf registered <square>.

Client's affiliation with corporation:
Corporate Officer & Director

Date of acquisition of shares:    July 87

Nature of transaction through which shares were acquired:    I.P.O.

Total number of shares owned including shares owned  by "person" as defined
in Rule 144:   1,578,006

Will all shares owned be held by us?    No

If not, how many shares will be pledged?    100,000

Are any shares not held with us pledged against other loans?    yes

If so, how many shares?    400,000

What are the amounts of these loans?    $600,000 and $900,000

Number of shares sold within the last 3 months by all  "persons" as defined
in Rule 144 whose sales are required to be taken into consideration:    0

By signing this agreement, I consent to the following amendments to the Wheat First Butcher Singer standard margin agreement.

I agree that all securities I deposit in my margin account as collateral for any margin loan that I may obtain from you are registered for sale (the "Transferable Securities), or are available for sale pursuant to an exemption from registration under any applicable federal or state securities laws or otherwise ("Saleable Securities"). Any securities not available for sale pursuant to an exemption from registration or otherwise are referred to as "Nonsaleable Securities". If I deposit Nonsaleable Securities in violation of this Agreement and I do not upon demand immediately replace such Nonsaleable Securities, I agree that I will be in default under this Agreement and that, at your election, you may take any or all of the following actions:

(1) Liquidate any Transferable Securities or Saleable Securities held in my margin account, or any other account with you in which I have an interest, to satisfy the debit balance secured by the Nonsaleable Securities;
(2) Set off against the debit balance secured by such margin loan any amounts held in any other accounts I maintain with you;
(3) Until such time as the default is cured and in substitution for any other rate of interest specified in Wheat First Butcher Singer standard margin agreement, charge interest at the default rate of 24% per annum on the debit balance of all margin accounts which I maintain with you and debit such accounts from time to time for such interest (provided, however, that I acknowledge that in no event do you intend to charge a rate of interest in excess of the maximum rate permitted by applicable law and, in the event such rate of interest is in excess of the permitted rate, you agree that any excess interest so charged shall at your option either be returned to me or applied to my account);
(4) Demand immediate payment in full for the margin loan secured by such Nonsaleable Securities; or
(5) Assert any other remedies available to you under applicable law to collect all amounts that I owe to you.

In the event I fail to satisfy a call for additional equity in my account within seven (7) business days of the date the call was issued, an interest rate of 5% over and above the rate of interest as specified in Wheat First Butcher Singer standard margin agreement will be assessed until the requirements of the call are met.

Failure on my part to obtain your prior approval for the purchase or sale of the above subject security through a transaction executed by another institution will result in the substitution of the rate of interest as specified in Wheat First Butcher Singer standard margin agreement for the default rate prescribed in paragraph 1 (3) above.

I certify that the above information is true and correct. I will advise you of any changes and understand my failure to do so could result in the default of this loan.

Client Signature:  /s/ Bruce Addington  Compliance Approval _____

Branch Manager Signature:  /s/________      Credit Approval _____